NEWS RELEASE
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FOR IMMEDIATE RELEASE	Contact:	Steven D. Oldham Louis A. Raspino (713) 789-1400

PRIDE ANNOUNCES ORGANIZATIONAL CHANGES

     Houston, Texas, April 12, 2004 — Pride International, Inc. (NYSE:PDE) announced that its Board of Directors appointed Imran (Ron) Toufeeq as the Company’s new Vice President of Engineering & Technical Services and Mario Kricorian as Vice President of Latin American Operations. As previously disclosed, Jonathan Talbot has been appointed Vice President of Marketing.

     Mr. Toufeeq was previously employed for 20 years by R&B Falcon, ultimately serving as Senior Vice President of Operations. Most recently, Mr. Toufeeq served in an advisory capacity to other companies in the drilling industry. Mr. Toufeeq received a Bachelors of Mechanical Engineering in 1976, a Masters of Mechanical Engineering in 1978 and a Masters of Business Administration in 1980, all from the University of Houston. Mr. Toufeeq’s responsibilities will include management of the completion of Pride’s three remaining deepwater platform rig construction projects currently being constructed on behalf of two major oil company customers.

     Mr. Talbot has served as Director of International Business Development since January 1, 2002 and has been with Pride (including an affiliate acquired in 1997) since 1990. Mr. Talbot received a Bachelors of Science in Mining Engineering from University College (Cardiff) and a Masters of Business Administration from Warwick Business School, both in the UK.

     Mr. Kricorian has been with Pride and its predecessor entities since 1970, where he has occupied financial, accounting and administrative positions relating to the Company’s Latin American operations. Most recently, Mr. Kricorian served as Financial and Administrative Manager for Latin America. Mr. Kricorian attained the equivalent of a U.S. doctorate degree in public accounting from the Universidad de Buenos Aires.

     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 331 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, 30 tender-assisted, barge and platform rigs, and 253 land rigs.